Exhibit 99.B(h)(2)(ii)

AMENDED SCHEDULE B

ADMINISTRATIVE SERVICES FEES

SERIES	FEES

ING American Century Small-Mid Cap Value Portfolio	0.25%

ING Baron Small Cap Growth Portfolio	0.23%

ING Davis New York Venture Portfolio	0.10%

ING Fidelity® VIP Contrafund® Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Equity-Income Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Growth Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Mid Cap Portfolio	0.05% while Series invested in Master 0.17% for Stand-alone Series

ING Index Solution 2015 Portfolio	0.02%

ING Index Solution 2025 Portfolio	0.02%

ING Index Solution 2035 Portfolio	0.02%

ING Index Solution 2045 Portfolio	0.02%

ING Index Solution 2055 Portfolio	0.02%

ING Index Solution Income Portfolio	0.02%

ING JPMorgan Mid Cap Value Portfolio	0.25%

ING Legg Mason Partners Aggressive Growth Portfolio	0.13%

ING Oppenheimer Global Portfolio	0.06%

ING Oppenheimer Strategic Income Portfolio	0.04%

SERIES	FEES

ING PIMCO Total Return Portfolio	0.25% on first $250 million 0.10% on next $100 million 0.05% on next $100 million 0.03% thereafter

ING Solution 2015 Portfolio	0.02%

ING Solution 2025 Portfolio	0.02%

ING Solution 2035 Portfolio	0.02%

ING Solution 2045 Portfolio	0.02%

ING Solution 2055 Portfolio	0.02%

ING Solution Growth and Income Portfolio	0.02%

ING Solution Growth Portfolio	0.02%

ING Solution Income Portfolio	0.02%

ING T. Rowe Price Diversified Mid Cap Growth Portfolio	0.02%

ING T. Rowe Price Growth Equity Portfolio	0.15%

ING Thornburg Value Portfolio	0.25%

ING UBS U.S. Large Cap Equity Portfolio	0.15%

ING Van Kampen Comstock Portfolio	0.25% on first $1.1 billion 0.20% thereafter

ING Van Kampen Equity and Income Portfolio	0.10%